EXHIBIT 99.1

Industrial Minerals Corporate Update

Ottawa, Canada - (Market Wire) – June 2, 2011 – Industrial Minerals Inc. (“IDSM” or the “Company”) (OTCBB: IDSM) wishes to announce that it is continuing to work on a plan to enable its shareholders to participate directly in the success of Northern Graphite Corporation (“Northern”) by developing a mechanism whereby most of the 9,750,000 common shares of Northern (the “Shares”) owned by the Company would effectively be distributed to shareholders.

Northern completed its initial public offering (“IPO”) on April 18, 2011 and commenced trading on the TSX Venture Exchange (the “TSXV”) on April 20, 2011.  In accordance with Canadian National Policy 46-201, the Shares were placed in escrow in connection with the IPO.  10% of the Shares were released immediately on completion of the IPO and the balance of the Shares are to be released in six tranches of 15% each over 36 months.  The Shares can be released from escrow to permit IDSM to distribute the Shares to its shareholders, subject to the prior approval of the TSXV, which the Company is in the process of seeking.

Any plan to effectively distribute the Shares raises a number of legal, regulatory and taxation issues which must be considered and which the Company is in the process of investigating.  In particular, any such plan is conditional upon complying with applicable United States securities laws, which the Company is currently reviewing with legal counsel.

IDSM’s Board of Directors remains committed to enabling IDSM shareholders to participate directly in the success of Northern.  It is also mindful of supporting Northern’s efforts to finance development of the Bissett Creek graphite deposit as this will enhance the value of IDSM’s investment.  If the Company does not have a plan in place to distribute the Shares by the time they are released from escrow, the Company intends to establish a trust-like arrangement whereby approximately 9,250,000 of the Shares (approximately one share for every 20 shares of the Company) will be held in trust on behalf of IDSM shareholders until such time as a plan is implemented.  If any of these shares are sold by the Company, the proceeds would be paid out as a cash dividend to IDSM shareholders.

Annual and Special Meeting
The Company has determined that a number of registered shareholders (generally those that hold the physical share certificate themselves rather than having it held in a brokerage account) do not have a current address on file with the Company’s transfer agent, Heritage Transfer Agency Inc. in Toronto, and therefore will not receive materials relating to the Meeting or the distribution of the Shares.  Registered shareholders are urged to notify Heritage directly (Phone: 416-363-1240) to ensure that their correct address is on file.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

For additional information, please contact:  Gregory Bowes, CEO, (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as "could", "potential", "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE CONTENTS OF THIS RELEASE.